Exhibit 99.1

Evolution Petroleum Announces Executive Change

HOUSTON, TX / ACCESSWIRE / July 5, 2022 / Evolution Petroleum (NYSE American:EPM) ("Evolution" or the "Company") announced today that its President and Chief Executive Officer, Jason Brown, is departing the Company in order to pursue other opportunities. The Board of Directors has elected Kelly Loyd, a current member of the Board of Directors, as interim Chief Executive Officer and will immediately initiate a search effort.

Robert Herlin, Chairman of the Board of Directors, commented “Jason was brought on board three years ago to substantially increase the Company’s scale and asset diversity. To that end, he has been very successful with the completion of four significant acquisitions completed prior to the substantial run-up in commodity prices over the last nine months: two natural gas and gas liquids-focused acquisitions in the Barnett and Jonah Fields and two oil-focused acquisitions in the Williston Basin and Hamilton Dome. In addition to low-decline producing reserves, the acquisitions brought an inventory of accretive development drilling locations that should have a positive impact on Evolution for years to come. We are appreciative of his contributions to the Company, particularly through the pandemic, and wish him well in his new endeavor.”

Mr. Loyd has been a director of the Company since 2008 and currently chairs the Investment Committee of the Board of Directors. Since 2004, Mr. Loyd has been associated with Petralis Energy Partners, LLC and JVL Advisors, LLC, both being private energy investment vehicles.

About Evolution Petroleum

Evolution Petroleum Corporation is an oil and natural gas company focused on delivering a sustainable dividend yield to its shareholders through the ownership of and investment in oil and natural gas properties onshore in the United States. The Company's long-term goal is to build a diversified portfolio of oil and natural gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties. Assets include non-operated interests in the Barnett Shale in North Texas, the Jonah Field in Wyoming, the Williston Basin in North Dakota, a CO2 enhanced oil recovery project in Louisiana's Delhi field and a secondary recovery project in Wyoming's Hamilton Dome field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Cautionary Statement

All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "should," "will," and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial, and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Company Contacts

Robert Herlin, Chairman

Ryan Stash, SVP & CFO

(713) 935-0122

Bherlin@evolutionpetroleum.com

RStash@evolutionpetroleum.com